Exhibit 99.1

GUESS?, INC. REPORTS FOURTH QUARTER RESULTS

Q4 Fiscal 2014 Adjusted EPS of $0.83, Compared to $0.95 in Q4 Fiscal 2013; Q4 Fiscal 2014 GAAP EPS of $0.82, Compared to $0.85 in Q4 Fiscal 2013

Q4 Fiscal 2014 Revenues Decreased 6% to $768.4 Million; Decreased 7% in Constant Currency

Fiscal Year 2014 Adjusted EPS of $1.91, Compared to $2.15 in Fiscal Year 2013; GAAP EPS of $1.80 in Fiscal Year 2014, Compared to $2.05 in Fiscal Year 2013

Provides Guidance for Q1 Fiscal 2015 in the Range of $0.09 to $0.05 Net Loss Per Share

Provides Fiscal Year 2015 EPS Guidance in the Range of $1.40 to $1.60

Increases Quarterly Dividend 12.5% to $0.225 per Share

LOS ANGELES, March 19, 2014 - Guess?, Inc. (NYSE: GES) today reported unaudited financial results for its fourth quarter and fiscal year ended February 1, 2014.

Fourth Quarter Fiscal 2014 Highlights

•	North American Retail revenues decreased 6%; retail comp sales decreased 4%

•	European revenues decreased 4% in U.S. dollars and 8% in local currency

•	Asian revenues decreased 1% in U.S. dollars and 3% in constant currency

•	Adjusted operating earnings decreased 13%; GAAP operating earnings decreased 15%

Fiscal Year 2014 Highlights

•	Global revenues decreased 3% at $2.6 billion in U.S. dollars; decreased 4% in constant currency

•	Adjusted operating earnings decreased 14%; GAAP operating earnings decreased 19%

•	Invested $22.1 million to repurchase 0.9 million shares

This press release contains certain non-GAAP, or adjusted, financial measures, which exclude the impact of restructuring charges (and related taxes where applicable) recorded during the three and twelve months ended February 1, 2014 and a tax settlement charge recorded during the fourth quarter of fiscal 2013. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Fourth Quarter Fiscal 2014 Results

For the fourth quarter of fiscal 2014, the Company recorded adjusted net earnings of $71.1 million, a 12.6% decrease compared to adjusted net earnings of $81.4 million for the fourth quarter of fiscal 2013. Adjusted diluted earnings per share decreased 12.6%, to $0.83, compared to adjusted diluted earnings per share of $0.95 for the prior-year quarter. The adjusted net earnings for the fourth quarter of fiscal 2014 exclude restructuring charges of $2.1 million ($1.4 million net of taxes). The adjusted net earnings for the fourth quarter of fiscal 2013 exclude a charge of $12.8 million related to the resolution of a tax audit dispute in Italy, partially offset by unrelated tax benefits of $4.0 million. On a GAAP basis, fourth quarter fiscal 2014 net earnings were $69.6 million and diluted earnings per share totaled $0.82, including an unfavorable $0.01 after-tax impact from the restructuring charges.

Paul Marciano, Chief Executive Officer, commented, “We delivered fourth quarter results consistent with our expectations from an operations perspective. In North America, the traffic into our stores as well as the overall promotional environment remains challenging, but we are excited by the momentum that we have gained in our e-commerce business. In Europe, we are encouraged by the trends we are seeing in our own property stores where same store sales were positive for the fourth quarter, although our European wholesale business is still under pressure in Southern Europe. Overall, we stayed focused on what we can control, like inventory where trends continued to improve quarter over quarter, and expenses which declined again in the fourth quarter versus last year.”

Mr. Marciano continued, “For fiscal year 2015, we still expect sales in our more developed businesses to be under pressure, especially in our own stores in North America and our European wholesale channel. We will continue to invest in new markets like Japan and Brazil as well as fully execute our omni-channel strategy. We will also keep on investing in marketing. While I recognize that there are many challenges ahead of us, I am very confident in the strength of the Guess brand and with the senior leadership team we have in place to move us forward.”

Total net revenue for the fourth quarter of fiscal 2014 decreased 5.7% to $768.4 million, from $815.1 million in the prior-year quarter. In constant currency, total net revenue decreased 6.5%. In addition, the Company's fourth quarter fiscal year 2014 results included 13 weeks, while the fourth quarter of fiscal 2013 results included 14 weeks.

•
The Company's retail stores in North America generated revenue of $329.0 million in the fourth quarter of fiscal 2014, a 6.0% decrease from $350.0 million in the same period a year ago. Comparable store sales for the fourth quarter of fiscal year 2014 decreased 4.4% in U.S. dollars and 3.0% in constant currency compared to the same period a year ago. The Company directly operated 494 retail stores in the United States and Canada at the end of the fourth quarter of fiscal 2014 versus 512 retail stores a year earlier.

•
Net revenue from the Company's Europe segment decreased 4.4% to $287.1 million in the fourth quarter of fiscal 2014, from $300.3 million in the prior-year period. In local currency, net revenue decreased 7.8%.

•
Net revenue from the Company's Asia segment decreased 1.4% to $83.0 million in the fourth quarter of fiscal 2014, from $84.2 million in the prior-year period. In constant currency, net revenue decreased 2.7%.

•
Net revenue from the Company's North American Wholesale segment decreased 19.9% to $40.8 million in the fourth quarter of fiscal 2014, from $50.9 million in the prior-year period. In constant currency, net revenue decreased 18.5%.

•	Licensing segment net revenue decreased 4.6% to $28.4 million in the fourth quarter of fiscal 2014, from $29.8 million in the prior-year period.

Adjusted operating earnings for the fourth quarter of fiscal 2014 decreased 12.8% to $104.6 million (including a $1.5 million favorable currency translation impact) from operating earnings of $120.0 million in the prior-year period. Adjusted operating margin in the fourth quarter decreased 110 basis points to 13.6%, compared to operating margin of 14.7% in the prior-year quarter. The lower operating margin primarily reflects the impact of more markdowns and the impact of negative same store sales on the Company's fixed cost structure in North America and lower wholesale shipments in Europe. These decreases were partially offset by lower store selling expenses in North America and lower selling and merchandising expenses in Europe primarily resulting from productivity improvements. On a GAAP basis, operating earnings decreased 14.5% and operating margin decreased 140 basis points.

Other net income, which primarily includes net unrealized gains on non-operating assets and net unrealized mark-to-market gains on foreign currency contracts, was $1.3 million for the fourth quarter of fiscal 2014, compared to other net expense of $0.1 million in the prior-year quarter.

The Company's fourth quarter fiscal 2014 adjusted tax rate increased to 31.4%, compared to an adjusted tax rate of 31.1% for the fourth quarter of the prior year. On a GAAP basis, the fourth quarter fiscal 2014 tax rate was also 31.4%.

Fiscal Year 2014 Results

Adjusted net earnings for the fiscal year ended February 1, 2014 were $162.5 million, a decrease of 13.4% compared to adjusted net earnings of $187.5 million for the fiscal year ended February 2, 2013.  Adjusted diluted earnings per share decreased 11.2% to $1.91 per share in fiscal year 2014, compared to adjusted diluted earnings per share of $2.15 in the prior year. The adjusted net earnings for fiscal 2014 exclude restructuring charges of $12.4 million ($9.0 million net of taxes). The adjusted net earnings for fiscal 2013 exclude a charge of $12.8 million related to the resolution of a tax audit dispute in Italy, partially offset by unrelated tax benefits of $4.0 million. On a GAAP basis, net earnings for the fiscal year ended February 1, 2014 were $153.4 million and diluted earnings per share totaled $1.80, including an unfavorable $0.11 after-tax impact from the restructuring charges.

Total net revenue for fiscal year 2014 decreased 3.3% to $2.57 billion for fiscal year 2014, compared to $2.66 billion in the prior year.  In constant currency, total net revenue decreased 4.4%. In addition, the Company's fiscal year 2014 results included 52 weeks, while fiscal 2013 results included 53 weeks.

•
The Company's retail stores in North America generated revenue of $1.08 billion in fiscal 2014, a decrease of 3.7% from $1.12 billion in the prior year.  Comparable store sales for fiscal year 2014 decreased 5.3% in U.S. dollars and 4.4% in constant currency compared to the prior year.

•	Net revenue from the Company's Europe segment decreased 3.8% to $903.8 million in fiscal year 2014, compared to $939.6 million in the prior year. In local currency, net revenue decreased 7.2%.

•	Net revenue from the Company's Asia segment increased 0.7% to $292.7 million in fiscal year 2014, compared to $290.7 million in the prior year. In constant currency, net revenue decreased 1.2%.

•
Net revenue from the Company's North American Wholesale segment decreased 7.6% to $179.6 million in fiscal year 2014, from $194.4 million in the prior year. In constant currency, net revenue decreased 7.1%.

•	Licensing segment net revenue increased 0.9% to $118.2 million in fiscal year 2014, from $117.1 million in the prior year.

Adjusted operating earnings for fiscal year 2014 decreased 14.4% to $235.0 million (including a $4.9 million favorable currency translation impact) from operating earnings of $274.5 million in the prior year. Adjusted operating margin for fiscal 2014 decreased 120 basis points to 9.1% compared to operating margin of 10.3% in the prior year. The decrease in operating margin primarily reflects the impact of negative same store sales on the Company's fixed cost structure, lower wholesale shipments in Europe and more markdowns in North America. These decreases were partially offset by lower selling and merchandising expenses in Europe resulting from productivity improvements and lower advertising spend. On a GAAP basis, operating earnings decreased 18.9% and GAAP operating margin decreased 160 basis points.

Other net income, which primarily includes net unrealized and realized gains on non-operating assets and net realized and unrealized mark-to-market gains on foreign currency contracts and balances, was $10.3 million for fiscal year 2014 compared to $5.7 million for the prior year.

The Company's fiscal 2014 adjusted tax rate decreased to 32.1%, compared to an adjusted tax rate of 32.2% for the prior year. On a GAAP basis, our fiscal 2014 tax rate was 32.3%.

Outlook

The Company's expectations for the first quarter of fiscal 2015 ending May 3, 2014, are as follows:

•	Consolidated net revenues are expected to range from $520 million to $535 million.

•	Operating margin is expected to be between minus 1.5% and minus 0.5%.

•	Diluted net loss per share is expected to be in the range of $0.09 to $0.05.

For the fiscal year ending January 31, 2015, the Company's expectations are as follows:

•	Consolidated net revenues are expected to range from $2.53 billion to $2.58 billion.

•	Operating margin is expected to be between 7.0% and 8.0%.

•	Diluted earnings per share are expected to be in the range of $1.40 to $1.60.

Dividends

The Company also announced today that its Board of Directors has approved an increase of its quarterly cash dividend to $0.225 per share on the Company's common stock, a 12.5% increase over its most recent quarterly dividend. The dividend will be payable on April 18, 2014 to shareholders of record at the close of business on April 2, 2014.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as “adjusted” results (to exclude the impact of certain charges), constant currency financial information and free cash flow measures. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company's reported GAAP results.

The Company has excluded restructuring charges, and related tax impact, incurred during fiscal 2014 and a tax settlement charge incurred during the fourth quarter of fiscal 2013 from its adjusted financial measures primarily because it does not believe such charges reflect the Company's ongoing operating results or future outlook. The Company believes that these adjusted financial measures are useful as an additional means for investors to evaluate the comparability of the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company's foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:30 pm (ET) on March 19, 2014 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 1, 2014, the Company directly operated 494 retail stores in the United States and Canada and 346 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 868 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Forward Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company's expectations and its plans to invest in new markets, omni-channel initiatives, and marketing, as well as guidance for the first quarter and full year of fiscal 2015, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and respond to consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully implement our growth strategies and to continue to expand or grow our business; our ability to successfully implement restructuring plans and achieve planned cost savings; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including currency fluctuations, global tax rates and economic and market conditions in Southern Europe and China. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. Additional information with respect to known and unknown risks will also be set forth in the Company's annual report on Form 10-K for the year ended February 1, 2014, which will be filed with the Securities and Exchange Commission in the first quarter of fiscal 2015. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended [1]				Twelve Months Ended [1]
	February 1, 2014		February 2, 2013		February 1, 2014		February 2, 2013
	$	%	$	%	$	%	$	%

Product sales	$739,941	96.3%	$785,340	96.3%	$2,451,580	95.4%	$2,541,463	95.6%
Net royalties	28,422	3.7%	29,778	3.7%	118,206	4.6%	117,142	4.4%
Net revenue	768,363	100.0%	815,118	100.0%	2,569,786	100.0%	2,658,605	100.0%

Cost of product sales	466,414	60.7%	482,240	59.2%	1,593,652	62.0%	1,591,482	59.9%

Gross profit	301,949	39.3%	332,878	40.8%	976,134	38.0%	1,067,123	40.1%

Selling, general and administrative expenses	197,339	25.7%	212,912	26.1%	741,105	28.9%	792,598	29.8%
Restructuring charges	2,087	0.3%	—	0.0%	12,442	0.4%	—	0.0%

Earnings from operations	102,523	13.3%	119,966	14.7%	222,587	8.7%	274,525	10.3%

Other income (expense):
Interest expense	(581)	(0.1%)	(435)	(0.1%)	(1,923)	(0.1%)	(1,640)	(0.0%)
Interest income	403	0.1%	507	0.1%	2,015	0.1%	2,016	0.1%
Other, net	1,338	0.2%	(52)	(0.0%)	10,280	0.4%	5,713	0.2%

Earnings before income taxes	103,683	13.5%	119,986	14.7%	232,959	9.1%	280,614	10.6%

Income taxes	32,586	4.2%	46,121	5.6%	75,248	3.0%	99,128	3.8%

Net earnings	71,097	9.3%	73,865	9.1%	157,711	6.1%	181,486	6.8%

Net earnings attributable to noncontrolling interests	1,465	0.2%	1,313	0.2%	4,277	0.1%	2,742	0.1%

Net earnings attributable to Guess?, Inc.	$69,632	9.1%	$72,552	8.9%	$153,434	6.0%	$178,744	6.7%

Net earnings per common share attributable to common stockholders:

Basic	$0.82		$0.85		$1.81		$2.06
Diluted	$0.82		$0.85		$1.80		$2.05

Weighted average common shares outstanding attributable to common stockholders:

Basic	84,275		84,606		84,271		86,262
Diluted	84,596		84,836		84,522		86,540

Adjusted earnings from operations [2]:
	$104,610	13.6%	$119,966	14.7%	$235,029	9.1%	$274,525	10.3%

Adjusted net earnings attributable to Guess?, Inc. [2]:
	$71,064	9.2%	$81,350	10.0%	$162,471	6.3%	$187,542	7.1%

Adjusted diluted earnings per common share attributable to common stockholders [2]:
	$0.83		$0.95		$1.91		$2.15

Notes:
1	The three and twelve months ended February 1, 2014 contain 13 and 52 weeks, respectively. The three and twelve months ended February 2, 2013 contain 14 and 53 weeks, respectively.

2
The adjusted results for fiscal 2014 reflect the exclusion of restructuring charges (and related taxes where applicable) recorded during the three and twelve months ended February 1, 2014. The adjusted results for fiscal 2013 reflect the exclusion of a tax settlement charge recorded during the three and twelve months ended February 2, 2013. A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of GAAP Results to Adjusted Results."

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income taxes to adjusted income taxes for the three and twelve months ended February 1, 2014 and February 2, 2013.

	Three Months Ended [1]		Twelve Months Ended [1]
	February 1,	February 2,	February 1,	February 2,
	2014	2013	2014	2013

Reported GAAP earnings from operations	$102,523	$119,966	$222,587	$274,525
Restructuring charges [2]	2,087	—	12,442	—

Adjusted earnings from operations	$104,610	$119,966	$235,029	$274,525

Reported GAAP net earnings attributable to Guess?, Inc.	$69,632	$72,552	$153,434	$178,744

Restructuring charges [2]	2,087	—	12,442	—
Income tax adjustments and charges [3]	(655)	8,798	(3,405)	8,798
Total adjustments affecting net earnings attributable to Guess?, Inc.	1,432	8,798	9,037	8,798

Adjusted net earnings attributable to Guess?, Inc.	$71,064	$81,350	$162,471	$187,542

Reported GAAP income taxes	$32,586	$46,121	$75,248	$99,128
Income tax adjustments and charges [3]	655	(8,798)	3,405	(8,798)
Adjusted income taxes	$33,241	$37,323	$78,653	$90,330

Adjusted income tax rate	31.4%	31.1%	32.1%	32.2%

Notes:
1	The three and twelve months ended February 1, 2014 contain 13 and 52 weeks, respectively. The three and twelve months ended February 2, 2013 contain 14 and 53 weeks, respectively.

2
During the first quarter of fiscal 2014, the Company implemented plans to streamline its operational structure and reduce expenses in both Europe and North America. During the second quarter of fiscal 2014, the Company expanded these plans to include the consolidation and streamlining of its operations in Europe and Asia. These plans resulted in restructuring charges incurred during the three and twelve months ended February 1, 2014.

3
The three and twelve months ended February 1, 2014 reflect an adjustment for the income tax effect of the restructuring charges discussed above, and was based on the Company's assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charges were incurred. In January 2013, the Company settled a tax audit dispute in Italy, resulting in a tax settlement charge of $12.8 million in the three and twelve months ended February 2, 2013, net of amounts previously reserved. This charge was partially offset by unrelated tax benefits of $4.0 million.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended [1]			Twelve Months Ended [1]
	February 1,	February 2,	%	February 1,	February 2,	%
	2014	2013	chg	2014	2013	chg

Net revenue:
North American Retail	$329,031	$349,962	(6%)	$1,075,475	$1,116,836	(4%)
Europe	287,084	300,273	(4%)	903,791	939,599	(4%)
Asia	83,003	84,156	(1%)	292,714	290,655	1%
North American Wholesale	40,823	50,949	(20%)	179,600	194,373	(8%)
Licensing	28,422	29,778	(5%)	118,206	117,142	1%
	$768,363	$815,118	(6%)	$2,569,786	$2,658,605	(3%)

Earnings (loss) from operations:
North American Retail	$27,177	$35,582	(24%)	$39,540	$78,285	(49%)
Europe	49,636	52,300	(5%)	97,231	103,975	(6%)
Asia	7,695	8,832	(13%)	25,592	26,525	(4%)
North American Wholesale	9,542	13,073	(27%)	38,771	45,008	(14%)
Licensing	27,329	26,624	3%	107,805	101,182	7%
Corporate Overhead	(16,769)	(16,445)	2%	(73,910)	(80,450)	(8%)
Restructuring Charges	(2,087)	—		(12,442)	—
	$102,523	$119,966	(15%)	$222,587	$274,525	(19%)

Operating margins:
North American Retail	8.3%	10.2%		3.7%	7.0%
Europe	17.3%	17.4%		10.8%	11.1%
Asia	9.3%	10.5%		8.7%	9.1%
North American Wholesale	23.4%	25.7%		21.6%	23.2%
Licensing	96.2%	89.4%		91.2%	86.4%

Total Company before restructuring charges	13.6%	14.7%		9.1%	10.3%
Total Company including restructuring charges	13.3%	14.7%		8.7%	10.3%

Note:
1	The three and twelve months ended February 1, 2014 contain 13 and 52 weeks, respectively. The three and twelve months ended February 2, 2013 contain 14 and 53 weeks, respectively.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	February 1,	February 2,
	2014	2013

ASSETS

Cash and cash equivalents	$502,945	$329,021

Short-term investments	5,123	6,906

Receivables, net	276,565	316,863

Inventories	350,899	369,712

Other current assets	80,554	84,723

Property and equipment, net	324,606	355,729

Other assets	223,739	250,552

Total Assets	$1,764,431	$1,713,506

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of capital lease obligations and borrowings	$4,160	$1,901

Other current liabilities	365,865	383,065

Capital lease obligations and other long-term debt	7,580	8,314

Other long-term liabilities	211,010	216,214

Redeemable and nonredeemable noncontrolling interests	21,302	17,020

Guess?, Inc. stockholders' equity	1,154,514	1,086,992

Total Liabilities and Stockholders' Equity	$1,764,431	$1,713,506

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Twelve Months Ended
	February 1,	February 2,
	2014	2013

Net cash provided by operating activities	$327,942	$268,904

Net cash used in investing activities	(63,076)	(120,262)

Net cash used in financing activities	(84,807)	(318,283)

Effect of exchange rates on cash	(6,135)	6,857

Net change in cash and cash equivalents	173,924	(162,784)

Cash and cash equivalents at the beginning of the year	329,021	491,805

Cash and cash equivalents at the end of the year	$502,945	$329,021

Supplemental information:

Depreciation and amortization	$88,369	$89,698

Rent	$283,543	$273,436

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Twelve Months Ended
	February 1,	February 2,
	2014	2013

Net cash provided by operating activities	$327,942	$268,904

Less: Purchases of property and equipment	(75,438)	(99,591)

Free cash flow	$252,504	$169,313

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of February 1, 2014		As of February 2, 2013
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States and Canada	494	494	512	512

	Europe and the Middle East	627	263	622	240

	Asia	499	47	470	48

	Central and South America	88	36	86	32

		1,708	840	1,690	832

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Twelve Months Ended
	February 1,	February 2,
	2014	2013

Number of stores at the beginning of the year	512	504

Store openings	13	33

Store closures	(31)	(25)

Number of stores at the end of the year	494	512

Total store square footage at the end of the year	2,329,000	2,371,000

Guess?, Inc. and Subsidiaries
Retail Store Change In Comparable Store Sales
U.S. and Canada

	Three Months Ended				Twelve Months Ended
	May 4,	August 3,	October 2,	February 1,	February 1,
	2013	2013	2013	2014	2014
Change in comparable store sales:

Excluding e-commerce sales (as reported)	(9.8%)	(2.0%)	(5.0%)	(4.4%)	(5.3%)

Impact of e-commerce sales	1.1%	1.0%	1.5%	2.3%	1.6%

Including e-commerce sales	(8.7%)	(1.0%)	(3.5%)	(2.1%)	(3.7%)

	Three Months Ended				Twelve Months Ended
	May 4,	August 3,	October 2,	February 1,	February 1,
	2013	2013	2013	2014	2014
Change in comparable store sales (in constant currency):

Excluding e-commerce sales (as reported)	(9.3%)	(1.7%)	(4.0%)	(3.0%)	(4.4%)

Impact of e-commerce sales	1.1%	1.0%	1.5%	2.3%	1.6%

Including e-commerce sales	(8.2%)	(0.7%)	(2.5%)	(0.7%)	(2.8%)